UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

June 25, 2014

Date of Report (Date of earliest event reported)

iHookup Social, Inc.

f/k/a Titan Iron Ore Corp.

(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008

(Address of principal executive offices) (Zip Code)

(855) 473-7473

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Investment Agreement, Registration Rights Agreement and Escrow Agreement with Beaufort Capital Partners LLC

As of June 25, 2014, iHookup Social, Inc. (the “Company”) entered into an Investment Agreement (the “Investment Agreement”) with Beaufort Capital Partners LLC (“Beaufort”), pursuant to which the Company may issue and sell to Beaufort Two Million Five Hundred Thousand Dollars ($2,500,000) of the Company’s fully registered, freely tradable common stock (the “Shares”). The parties also entered into a Registration Rights Agreement dated June 25, 2014, whereby the Company has agreed to provide certain registration rights under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws (the “Registration Agreement”, and together with the Investment Agreement, the “Agreements”). Pursuant to the Agreements, the Company shall register the Shares pursuant to a registration statement on Form S-1 (or on such other form as is available to the Company within 21 days of the execution of the Agreements) (the “Registration Statement”). The Company shall reserve thirty million (30,000,000) shares of its common stock for the above issuance.

Subject to the terms and conditions of the Investment Agreement, the Company, at its sole and exclusive option, may issue and sell to Beaufort, and Beaufort shall purchase from the Company, the Shares upon the Company’s delivery of written notices to Beaufort.  The aggregate maximum amount of all purchases that Beaufort shall be obligated to make under the Investment Agreement shall not exceed $2,500,000.  Once a written notice is received by Beaufort, it shall not be terminated, withdrawn or otherwise revoked by the Company.

The amount for each purchase of the Shares as designated by the Company in the applicable notices shall not be more than (i) two hundred percent (200%) of the average trading volume of the Company’s common stock of the ten (10) trading days prior to the date of delivery of the written notice by the Company to Beaufort,  or (ii) the number of Shares which would cause the aggregate holdings of Beaufort shares of common stock of the Company to be greater than 4.99% of the issued and outstanding shares of common stock of the Company.

The purchase price for the Shares to be paid by Beaufort shall be eighty percent (80%) of the average of the three (3) lowest closing daily prices of the Company’s common stock during the five (5) consecutive trading days prior to the date of the notice from the Company to Beaufort. During such five (5) consecutive trading day period, the Company shall not subdivide or combine its common stock, or pay a common stock dividend or make any other purchase of its common stock.

During the term of the Investment Agreement (36 months unless sooner terminated), the Company shall not enter into any purchase or sale of future priced securities of any type whatsoever that are, or may become, convertible or exchangeable into shares of its common stock pursuant to any equity line financing registered with the Securities Exchange Commission (“SEC”) on a Form S-1.

Also, during such term, the Company shall not enter into, amend, modify, or permit any transaction or arrangement with any of its officers, directors, persons who were officers or directors at any time during the previous two years, shareholders (and any of their family members) who beneficially own 5% or more of the common stock, or affiliates, except for (i) customary employment arrangements and benefit programs on reasonable terms, (ii) any arms-length agreement or transaction on terms no less favorable than terms which would have been obtainable rom a disinterested third party, or (iii) any transaction or arrangement approved by a majority of the disinterested directors of the Company.

The parties have also entered into an Escrow Agreement dated June 25, 2014, whereby Beaufort agreed to provide the legal expenses necessary to file the Registration Statement. In return, the Company has agreed to deposit 3,000,000 shares of its common stock (the “Escrow Shares”) into an escrow account. In the event the SEC declares the Registration Statement to be effective, the Escrow Shares will be returned to the Company. However, in the event of a breach of any material term of the Agreements, or the SEC rejects the Registration Statement, or the Company withdraws the Registration Statement prior to its effectiveness, the Escrow Shares will be delivered to Beaufort.

The foregoing description is qualified in its entirety by reference to the Agreements and Escrow Agreement, which are filed herewith as Exhibits 10.69, 10.70 and 10.71 and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

See the disclosure under Item 1.01 of this current report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Exhibit
10.69*	Investment Agreement dated June 25, 2014 by and between Beaufort Capital Partners LLC and iHookup Social Inc.
10.70*	Registration Rights Agreement dated June 25, 2014 by and between Beaufort Capital Partners LLC and iHookup Social, Inc.
10.71*	Escrow Agreement dated June 25, 2014 by and among iHookup Social, Inc., Beaufort Capital Partners LLC and Matthew McMurdo, Esq.
* Filed herewithin.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iHookup Social, Inc.
Date: June 30, 2014
By: /s/ Robert Rositano

Robert Rositano
CEO